UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549



                                  FORM 8-K



                           Current Report Pursuant
                        to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported)      May 7, 2004
                                                            -----------


                             PARLEX CORPORATION
                             ------------------
           (Exact Name of Registrant as Specified in Its Charter)


                                Massachusetts
                                -------------
               (State or Other Jurisdiction of Incorporation)


                0-12942                         04-2464749
                -------                         ----------
       (Commission File Number)      (IRS Employer Identification No.)



          One Parlex Place, Methuen, Massachusetts         01844
          ----------------------------------------         -----
          (Address of Principal Executive Offices)      (Zip Code)


                               (978) 685-4341
                               --------------
            (Registrant's Telephone Number, Including Area Code)


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Item 5.     OTHER EVENTS.


      On May 7, 2004, Parlex Corporation completed an initial closing on its private placement offering (the "Private Placement") of shares of its Series A Convertible Preferred Stock (the "Preferred Stock") at $80.00 per share. Investors in the Private Placement (the "Investors") purchased a total of 38,750 shares of Preferred Stock for an aggregate $3.1 million, and also received accompanying warrants (the "Warrants") to purchase an aggregate of 193,750 shares of Parlex's common stock, $.10 par value per share (the "Common Stock"). Each Investor also has an option to purchase, on or before November 8, 2004, up to an additional 20% of the shares of Preferred Stock originally purchased by such Investor.

      The Preferred Stock may be converted in whole or in part at any time by the Investors into shares of Common Stock at an initial conversion price of $8.00 per share. In the event the trading price of Parlex Common Stock exceeds 150% of the conversion price for 20 consecutive trading days, then all outstanding shares of Preferred Stock shall be automatically converted into Common Stock.

      The Preferred Stock has a fixed dividend rate of 8.25% per annum, payable quarterly, at Parlex's sole discretion, in either cash or shares of Common Stock. On the third anniversary of the issuance date, Parlex may in its sole discretion redeem all, but not less than all, of the then-outstanding Preferred Stock. The redemption price shall be equal to the initial purchase price of the Preferred Stock, subject to equitable adjustments for stock splits or similar actions, plus all accrued and unpaid dividends to the redemption date. Parlex must provide the Investors with notice of its intent to redeem at least 30 days prior to the third anniversary date. Following receipt of such notice, the Investors may elect to convert their Preferred Stock into Common Stock prior to the redemption date, provided that they perform such conversion within 20 days of receipt of the redemption notice. If Parlex does not redeem the Preferred Stock on the third anniversary date of the issuance date, the fixed dividend rate shall thereafter be increased to 14%, and shall be payable solely in cash.

      The Warrants are exercisable commencing November 8, 2004 at an initial exercise price of $8.00, and expire on May 7, 2007.

      The conversion price of the Preferred Stock and the exercise price of the Warrants are subject to adjustment in the event of stock splits, dividends and certain combinations. The Investors do not have any redemption rights relating to the Preferred Stock. In addition, the Investors' voting rights are limited to certain matters directly affecting the Series A Preferred Stock.

      The securities were offered and sold only to "accredited investors," as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

      Parlex has received net proceeds of approximately $2.8 million after deducting the estimated expenses and commission in connection with the Private Placement, including a cash payment to a placement agent. Parlex has agreed to file a registration statement with the Securities and Exchange Commission covering the resale from time to time of the shares of Common Stock that may be issued as interest on the Preferred Stock, or upon the conversion of the Preferred Shares or exercise of the Warrants.


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      Copies of the documents governing these transactions are filed as exhibits to this report and are incorporated in this report by reference. The above description of the transactions are qualified in their entirety by these documents.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

      (c)   Exhibits

      3.1 Certificate of Vote of Directors establishing Series A Convertible Preferred Stock

      4.1 Form of Stock and Warrant Purchase Agreement dated May 7, 2004 between Parlex Corporation and the Investors

      4.2   Form of Warrant to Purchase Common Stock



                                 SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          PARLEX CORPORATION
                                          (Registrant)



                                          By: /s/ Jonathan R. Kosheff
                                          ---------------------------
                                          Jonathan R. Kosheff
                                          Chief Financial Officer

Dated:  May 11, 2004

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